Exhibit (a)(5)(B)

Validus Holdings, Ltd. The Chartis Building 29 Richmond Road Pembroke, HM 08 Bermuda
Validus Holdings, Ltd. Announces Preliminary Results
of Tender Offer to Purchase Common Shares
Company expects to purchase 7,945,400 common shares at $30.00 per common share in the
Tender Offer; expects to close on previously-announced private repurchase of additional
2,054,600 common shares on December 23, 2010

PEMBROKE, Bermuda, December 9, 2010 — Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) announced today the preliminary results of its tender offer which expired at 5:00 p.m. New York City time on December 8, 2010.
Preliminary Results of Tender Offer. Based on the preliminary count by BNY Mellon Shareowner Services, the depositary for the tender offer, [TBD] common shares, including [TBD] common shares that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn. Based on these preliminary results, Validus expects to purchase 7,945,400 common shares, subject to proration, at a price of $30.00 per common share for a total cost of $238.4 million, excluding fees and expenses relating to the tender offer. Validus will fund the purchase of the shares in the tender offer using cash on hand. Payment for the common shares accepted for purchase, and return of all common shares tendered and not purchased, will occur promptly after the final number of common shares tendered and the proration factor are confirmed.
Separate Repurchase Agreements. On November 4, 2010, the Company entered into separate repurchase agreements with funds affiliated with or managed by each of Aquiline Capital Partners LLC, New Mountain Capital, LLC and Vestar Capital Partners, pursuant to which the Company agreed to purchase 2,054,600 common shares for an aggregate purchase price of up to $61.6 million. The repurchases are conditioned upon the Company purchasing common shares in the tender offer in accordance with the Offer to Purchase. Any such share repurchases will occur on December 23, 2010, the eleventh business day following the expiration date of the tender offer.
Effect of the Tender Offer and Separate Repurchase Agreements. In the event that the Company repurchases 7,945,400 common shares in the tender offer, after the Company completes the tender offer and the separate repurchase agreements, the aggregate purchase price for the common shares repurchased in the tender offer and those repurchased from the above referenced shareholders will total $300.0 million and the aggregate number of common shares repurchased in the tender offer and those repurchased from the above referenced shareholders will total 10,000,000.
As noted in the Company’s Offer to Purchase, the Company may in the future consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases or otherwise. Under applicable securities laws, the Company may not repurchase any of its common shares until after December 22, 2010.

Dowling & Partners Securities, LLC served as the dealer manager for the tender offer. Georgeson Inc. served as the information agent. Shareholders and investors who have questions or need information about the tender offer may call Georgeson Inc. at (877) 278-9670 (toll-free) and (212) 440-9800 (for banks and brokers).
About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000
or
Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080
Cautionary Note Regarding Forward-Looking Statements
This press release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “could” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus’ risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 7) adequacy of Validus’ loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; 17) availability of reinsurance and retrocessional coverage; 18) the fact that the number of common shares to be purchased contained in this press release are preliminary and the possibility that the actual number of common shares Validus is able to purchase pursuant to the tender offer may differ from such preliminary results; 19) the ability of Validus to complete the share repurchases and the number of common shares Validus is able to purchase pursuant to the share repurchases; and 20) the ability of Validus to achieve the benefits contemplated by the tender offer and the share repurchases, as well as management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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